EXHIBIT 99.1

Paul Farris is Reunited with Kiwibox.Com as Director of Business Development

Branchburg, NJ - October 5, 2007 -- Magnitude Information Systems, Inc.("Magnitude") (OTC: MAGY.OB) announced today announced that it has hired Paul Farris as the Director of Business Development for its social networking website, Kiwibox.com. Paul Farris is now reunited with his three fellow Kiwibox website principals, all of whom were instrumental in launching the site in 1999 out of their Carnegie Mellon Institute dorm rooms. “Its exciting to again work with Lin Dai, Ivan Tumanov and Mike Howard”, stated Paul Farris, “…and to once again be re-joined with Kiwibox. Kiwibox has a unique position in the teen online social networking space, and I look forward to being part of the team that positions Kiwibox as the go-to site for all teenagers. Since leaving the Kiwibox project in 2002, Paul has performed various “IT” and analytic/marketing consulting projects for Wachovia Bank in Charlotte, North Carolina.

“We are excited to have Paul Farris reunite with Kiwibox.com. He was a key member of the team that built the company originally, and was instrumental in all our early successes,” states Lin Dai, “We look forward to accelerated growth with the new opportunities brought on by Paul Farris rejoining the company.”

About Kiwibox Media, Inc, a wholly owned subsidiary of Magnitude Information Systems Inc.

Initially launched in 1999, Kiwibox.com is a highly diverse online site designed specifically for Teens with over 1.8 Million members. Kiwibox.com successfully built its brand utilizing a unique "For Teens By Teens" design methodology, and since inception Kiwibox.com has been an industry leader in adopting user generated site content, delivering highly relevant Teen information (Entertainment, Fashion, etc.) and services such as Online Games and Messaging.

Ed Marney, President and Chief Executive Officer of Magnitude, also clarified that Eric Brahms, whom the company originally planned to hire as a senior vice president of operations after the acquisition of Kiwibox, will not be joining the company. However, Eric Brahms will continue to be available as a consultant to the company on an as needed basis.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

Contact: Magnitude Information Systems Inc.
Edward L. Marney, President and Chief Executive Officer
(772) 286-9292